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                                                                     Exhibit 5.1

                                  Perkins Coie
                          1201 Third Avenue, Suite 4800
                             Seattle, WA 98101-3099
                               Phone: 206.583.8888
                                Fax: 206.583.8500


                                 August 27, 2002


Penwest Pharmaceuticals Co.
2981 Route 22
Patterson, New York  12563-2335

RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as special counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to up to 750,000 shares of common stock, $0.001 par value per share (the "Shares"), which may be issued under the Penwest Pharmaceuticals Co. 1997 Equity Incentive Plan (the "Plan").

         We have examined the Registration Statement and such documents and records of Penwest Pharmaceuticals Co. (the "Company") as we have deemed necessary for the purpose of this opinion, including the following:

         1. A copy of the Amended and Restated Articles of Incorporation of the Company.

         2. A copy of the Amended and Restated Bylaws of the Company.

         3. A certificate of good standing of the Company issued by the Secretary of State of the State of Washington dated as of a recent date.

         4. Resolutions of the Board of Directors of the Company adopted on April 10, 2002, relating to the approval of the issuance of the Shares and arrangements in connection therewith.

         5. Report of the inspector of elections for the Company's annual meeting of shareholders held on June 5, 2002, relating to the approval of the issuance of the Shares and arrangements in connection therewith by the Company's shareholders.

         6. A certificate of an officer of the Company as to certain facts relating to the Company.

         In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

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         Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares and the sale thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                           Very truly yours,

                                           /s/ Perkins Coie LLP

                                           Perkins Coie LLP